Exhibit 10.1

April 3, 2025

Board of Directors of

enCore Energy Corp.

101 N. Shoreline Blvd.

Suite 450

Corpus Christi, TX 78401

Re: Robert Willette Resignation – enCore Energy Corp.

As of the date of this letter, in addition to his role as the Chief Legal Officer of the Company, Robert Willette is serving as the Acting Chief Executive Officer of enCore Energy Corp. (the “Company”) while the Company conducts a search for a permanent Chief Executive Officer. In connection with his service as the Acting Chief Legal Officer, Mr. Willette has been appointed to the board of directors (the “Board”) of the Company. Mr. Willette hereby agrees that upon the Board’s request following the appointment of a permanent Chief Executive Officer, Mr. Willette will tender his resignation as a member of the Board, effective upon acceptance by the Board.

This letter agreement is governed by, and shall be construed in accordance with, the laws of the State of Texas. This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this letter agreement by telecopier or by electronic transmission (using .pdf or similar file format) shall be effective as delivery of a manually executed counterpart of this letter agreement.

Sincerely,

/s/ Robert Willette
Mr. Robert Willette

Accepted and agreed as of the

date first above written:

enCore Energy Corp.

/s/ William Sheriff
Name: Mr. William Sheriff
Title: Executive Chairman